Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners
RP/HH Park Plaza, Limited Partnership:

We consent to the use of our reports dated July 2, 2013, with respect to the special purpose financial statements of the Boston Park Plaza Hotel for the period January 1, 2011 through June 1, 2011 and the year ended December 31, 2010 and the statement of financial position of RP/HH Park Plaza, Limited Partnership as of December 31, 2012, and the related statements of operations, changes in partners’ capital, and cash flows for the year then ended, incorporated herein by reference in the Form 8-K/A filing.

/s/ KPMG LLP

Dallas, Texas
July 11, 2013